Exhibit 10.8

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION
As of October 1, 2024

Function	Amount Paid	Form of Payment

Annual Stock Retainer	$125,000 annually	Payable in quarterly increments in shares of company common stock at its fair market value

Annual Cash Retainer	$85,000 annually	Payable in cash in quarterly increments

Audit Committee Members	$15,000 annually	Payable in cash in quarterly increments

Audit Committee Chair	$30,000 annually	Payable in cash in quarterly increments

Compensation Committee Members	$10,000 annually	Payable in cash in quarterly increments

Compensation Committee Chair	$20,000 annually	Payable in cash in quarterly increments

Nominating & Governance Committee Members	$10,000 annually	Payable in cash in quarterly increments

Nominating & Governance Committee Chair	$15,000 annually	Payable in cash in quarterly increments

Independent Chairman of the Board	$100,000 annually	Payable in cash in quarterly increments